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                                                                     Exhibit 4.1

                    CERTIFICATE OF DESIGNATION, PREFERENCES,
                                  AND RIGHTS OF
                      SERIES B CONVERTIBLE PREFERRED STOCK
                                       OF
                           SIGHT RESOURCE CORPORATION


      SIGHT RESOURCE CORPORATION, a Delaware corporation (the "Corporation"), DOES HEREBY CERTIFY:

      That, pursuant to authority conferred on the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation and pursuant to the provisions of Section 151 of Title 8 of the Delaware Code, the Board of Directors, at a meeting of its members held on September 2, 1997, adopted a resolution providing for the designation, preferences and relative, participating, optional or other rights, and qualifications, limitations or restrictions thereof, of one million four hundred fifty two thousand one hundred nineteen (1,452,119) shares of the Corporation's Preferred Stock, par value $.01 per share, which resolution is as follows:

      RESOLVED:   That pursuant to the authority granted to and vested in the
                  Board of Directors of the Corporation in accordance with the provisions of the Certificate of Incorporation of the Corporation, the Board hereby designates a series of Preferred
                  Stock of the Corporation, par value $.01 per share (the
                  "Preferred Stock"), consisting of 1,452,119 shares of the authorized unissued Preferred Stock, as Series B Convertible
                  Preferred Stock (the "Series B Preferred"), and hereby fixes such designation and number of shares, and the powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof as set forth below, and that the officers of the Corporation, and each acting singly, are hereby authorized, empowered and directed to file with the Secretary of State of the State of Delaware a Certificate of Designation, Preferences and Rights of the Series B Convertible Preferred
                  Stock, as such officer or officers shall deem necessary or advisable to carry out the purposes of this Resolution.

Series B Convertible Preferred Stock. The preferences, privileges and restrictions granted to or imposed upon the Corporation's Series B Convertible Preferred Stock, par value $.01 per share, or the holders thereof, are as follows:

      1. Designation and Amount. The shares of such series shall be designated as "Series B Convertible Preferred Stock" (the "Series B Preferred") and the number of shares constituting the Series B Preferred shall be one million four hundred fifty two thousand one hundred nineteen (1,452,119). Such number of shares may be increased or decreased by resolution of the Board of Directors, provided, however, that no decrease shall reduce the number of shares of Series B Preferred to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation and convertible into Series B Preferred.
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      2.    Dividends and Distributions.

            2.1 Preferred Stock Dividends. Subject to the provisions of law and this Certificate of Incorporation, the holders of shares of Series B Preferred, in preference to the holders of shares of Common Stock and of any other capital stock of the Corporation ranking junior to the Series B Preferred as to payment of dividends, shall be entitled to receive, out of funds legally available therefor, cumulative dividends at the annual rate of ten percent (10%) times the Liquidation Preference, as defined in Section 3.1, commencing on and after the third anniversary of the date of original issuance of each share of Series B Preferred and thereafter such dividends on the Series B Preferred shall accrue daily and shall be payable quarterly in arrears in cash or in additional shares of Series B Preferred, at the holder's option. The amount of dividends payable for the initial dividend period and any period shorter than a full quarterly period during which shares are outstanding shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period in which payable. The number of shares of Series B Preferred issuable in payment of any dividends shall be calculated by dividing the cumulative dividends then payable by the Liquidation Preference. No dividends shall accrue or be payable prior to the third anniversary of the date of original issuance of each share of Series B Preferred.

            2.2 Dividend Restrictions. Unless all accrued dividends on the Series B Preferred pursuant to this Section 2 shall have been paid or declared and a sum sufficient for the payment thereof set apart, no dividend shall be paid or declared, and no distribution shall be made on any Common Stock or any class or series of capital stock ranking junior to the Series B Preferred. If dividends are declared with respect to the Common Stock or any class or series of capital stock ranking junior to the Series B Preferred and the foregoing condition is satisfied, then holders of Series B Preferred shall be entitled to receive a dividend equivalent to that which would have been payable had the Series B Preferred been converted into shares of Common Stock immediately prior to the record date for payment of the dividends on the Common Stock. No dividends or other distributions shall be authorized, declared, paid or set apart for payment on any class or series of the Corporation's stock heretofore or hereafter issued ranking, as to dividends, on a parity with or junior to the Series B Preferred for any period unless full cumulative dividends have been, or contemporaneously are, authorized, declared, paid or set apart in trust for such payment on the Series B Preferred.

      3.    Liquidation, Dissolution or Winding-Up.

            3.1 Series B Preferred Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment of all amounts owing to holders of capital stock ranking senior to the Series B Preferred, the holders of shares of Series B Preferred then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of the Common Stock or any class or series of capital stock ranking junior to the Series B Preferred by reason of their ownership thereof, an amount equal to $3.50 per share (the "Liquidation Preference") of Series B Preferred (subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification, or other similar event affecting such shares) plus all accrued but unpaid dividends, if any, to the date of winding up, whether or not declared, on the Series B Preferred.


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      If upon such liquidation, distribution or winding-up of the Company, whether voluntary or involuntary, the assets to be distributed are insufficient to permit payment in full to the holders of Series B Preferred, then the entire assets of the Corporation to be distributed, after distribution to capital stock ranking senior to the Series B Preferred, shall be distributed ratably among the holders of Series B Preferred.

            3.2 Remaining Liquidating Distribution. After payment has been made in full pursuant to Section 3.1 above, and to holders of capital stock of the Corporation ranking senior to the Series B Preferred, or the Corporation shall have set aside funds sufficient for such payments in trust for the account of such holders so as to be available for such payment, all remaining assets available for distribution (after payment or provision for payment of all debts and liabilities of the Corporation) shall be distributed to the respective holders of any capital stock ranking junior to the Series B Preferred but senior to the Common Stock ratably in proportion to the number of shares of such stock they then hold, if any such stock is then outstanding, and thereafter to the respective holders of the Common Stock ratably in proportion to the number of shares of Common Stock they then hold.

            3.3 Other Distributions. The amount deemed distributed to the holders of Series B Preferred upon any liquidation, dissolution, or winding-up shall be the cash or the fair market value of the property, rights, or securities distributed to such holders by the acquiring person, firm, or other entity. The value of such property, rights, or other securities shall be determined in good faith by the Board of Directors of the Corporation.

      4. Voting Rights. Except as otherwise required by law or, with respect to any series of Preferred Stock, as otherwise provided by the Board of Directors, the holders of the Series B Preferred shall have the following respective voting rights:

            4.1 Series B Preferred Voting Rights. Each holder of shares of Series B Preferred shall be entitled to notice of any stockholders' meeting and to vote on any matters on which the Common Stock may be voted. Each share of Series Preferred shall be entitled to a number of votes equal to the number of whole shares of Common Stock into which such share of Series B Preferred is then convertible (as adjusted from time to time in the manner set forth herein). Unless otherwise required by law, holders of Series B Preferred shall vote together with holders of Common Stock as a single class on all matters submitted to a vote of the Company's stockholders.

            4.2 Series B Director Representation. Commencing on the date of issuance of the Series B Preferred, the holders of Series B Preferred, voting as a separate class, shall have the right to elect one director to the Board of Directors of the Corporation (the "Series B Director"). Commencing on the earlier to occur of (i) a vacancy on the Board of Directors due to the resignation, death, retirement or non-election of any member other than the Series B Director, or (ii) the date of the Corporation's 1998 annual meeting of stockholders, the holders of Series B Preferred, voting as a separate class, shall have the right to elect a second member of the Board of Directors of the Corporation. Thereafter, the holders of Series B Preferred shall have the right, voting as a separate class, to elect two members of the Board of Directors of the Corporation (including the Series B Director) until such time as at least one-half but less than all of the outstanding shares of Series B Preferred have been redeemed, repurchased, retired or converted into shares of Common Stock of the Corporation, in which case the holders of Series B Preferred shall have the right, voting as a separate class, to elect only one member to the Board of Directors of the


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Corporation until such time as all of the outstanding shares of Series B
Preferred have been redeemed, repurchased, retired or converted into shares of Common Stock of the Corporation. In the event that the Corporation is unable to provide the holders of the Series B Preferred with the foregoing right to elect two members to the Board of Directors on or before May 31, 1998, then thereafter and until such right is provided by the Corporation, the holders of Class B Preferred shall be entitled to receive, out of funds legally available therefor, cumulative dividends at the annual rate of twelve percent (12%) times the Liquidation Preference.

            4.3 Matters Requiring Class Vote. So long as any shares of Series B Preferred are outstanding, the Corporation shall not, without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series B Preferred given in writing or by a vote at a meeting, consenting or voting (as the case may be) as a single class:

                (a) create, authorize or issue any shares of any other security or class of stock ranking senior to, or pari passu with, the Series B Preferred with respect to dividend rights, liquidation preference or otherwise;

                (b) amend, alter or repeal, whether by merger, consolidation or otherwise, the Certificate of Incorporation or By-Laws of the Corporation, if such amendment, alteration or repeal adversely affects the powers, preferences or special rights of the Series B Preferred;

                (c) redeem any security ranking junior to the Series B Preferred for cash, stock or other consideration of any kind (other than the redemption, pursuant to that certain Rights Agreement between the Corporation and American Stock Transfer & Trust Company, of the Rights issued thereby and as defined therein);

                (d) enter into any transaction with any officer, director, employee or affiliate of the Corporation or any relative thereof, other than a transaction in the ordinary course of the Corporation's business, and on terms and conditions at least as favorable to the Corporation as could be negotiated with a third party; or

                (e) increase the size of the Board of Directors of the Corporation (except as contemplated hereunder).

      5. Conversion of Series B Preferred. The holders of Series B Preferred and the Corporation shall have conversion rights as follows (the "Series B Conversion Rights"):

            5.1 Right of Holder to Convert Series B Preferred. Each issued and outstanding share of Series B Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance and without the payment of any additional consideration therefor, into that number of fully paid and nonassessable shares of Common Stock as is determined by dividing $3.50 by the Series B Conversion Price (as defined below) in effect at the time of conversion. The "Series B Conversion Price" at which shares of Common Stock shall be deliverable upon conversion of Series B Preferred shall initially be $3.50 per share. Such initial Series B Conversion Price shall be subject to adjustment (in order to adjust the number of shares of Common Stock into which the Series B Preferred is convertible) as herein provided.


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            5.2 Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series B Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to the product of such fraction multiplied by the then effective Series B Conversion Price (rounded to the nearest whole cent).

            5.3 Mechanics of Conversion.

                (a) In order for a holder of Series B Preferred to convert shares of Series B Preferred into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series B Preferred, at the office of the transfer agent for the Series B Preferred (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series B Preferred represented by such certificate or certificates. Such notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued and the number of shares of Series B Preferred to be converted. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date (the "Conversion Date") and the conversion shall be deemed effective as of the close of business on the Conversion Date. The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder of Series B Preferred, or to his or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share. In case the number of Series B Preferred represented by the certificate or certificates surrendered pursuant to Section 5.1 exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder, at the expense of the Corporation, a new certificate or certificates for the number of shares of Series B Preferred represented by such certificate or certificates surrendered but not converted.

                (b) The Corporation shall at all times when the Series B Preferred shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series B Preferred, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series B Preferred. Before taking any action that would cause an adjustment reducing the Series B Conversion Price below the then-existing par value of the shares of Common Stock issuable upon conversion of the Series B Preferred, the Corporation shall take any corporate action that may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Series B Conversion Price.

                (c) Upon any such conversion, no adjustment to the Series B Conversion Price shall be made for any accrued and unpaid dividends on the Series B Preferred surrendered for conversion or on the Common Stock delivered upon conversion.

                (d) All shares of Series B Preferred surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices, to vote and to accrual of dividends shall immediately cease and terminate at the close of business on the Conversion Date (except only the right of the


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holders thereof to receive shares of Common Stock in exchange therefor) and any shares of Series B Preferred so converted shall be retired and canceled and shall not be reissued, and the Corporation from time to time shall take appropriate action to reduce the authorized Preferred Stock accordingly.

            5.4   Adjustments to Series B Conversion Price for Diluting
Issues:

                  (a) Special Definitions. For the purposes of this Section 5, the following definitions shall apply:

                  (1) "Option" means any outstanding right, option or warrant to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities excluding any rights, warrants and options granted or to be granted by the Corporation or any subsidiary thereof pursuant to any stock option plan or agreement which was adopted by the Board of Directors on or before the date hereof.

                  (2) "Original Issue Date" with respect to the Series B Preferred means the date on which any shares of Series B Preferred first were issued.

                  (3) "Convertible Securities" means any evidences of indebtedness, shares (other than Common Stock or Series B Preferred), or other securities directly or indirectly convertible into or exchangeable for Common Stock.

                  (4) "Additional Shares of Common Stock" means, as to the Series B Preferred, all shares of Common Stock issued (or, pursuant to Section 5.4(c), deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock issued or issuable:

                  (i)   upon conversion of shares of Series B Preferred;

                  (ii)  as a dividend or distribution on Preferred Stock;

                  (iii) by reason of a dividend, stock split, split-up or
                        other distribution on shares of Common Stock;

                  (iv) upon the exercise of any right, warrant or option granted or to be granted pursuant to any stock option plan or agreement, as excluded from the definition of "Option" in Section 5.4(a)(1); or

                  (v) under a registration statement pursuant to the Securities Act of 1933, as amended, which is declared effective by the Securities and Exchange Commission.

                  (5) "Common Stock Deemed Outstanding" means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock issuable at such time upon conversion of Preferred Stock, and any other Convertible Securities then outstanding, plus the number of shares of Common Stock issuable at any time upon the exercise of all then outstanding Options.


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                (b) No Adjustment of Series B Conversion Price. No adjustment shall be made in the Series B Conversion Price as the result of the issuance of Additional Shares of Common Stock or otherwise, unless the consideration per share determined pursuant to Section 5.4(e) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Series B Conversion Price in effect on the date of, and immediately prior to, the issue of such Additional Shares of Common Stock.

                (c) Issue of Options and Convertible Securities Deemed Issue of Additional Shares of Common Stock. If the Corporation at any time or from time to time shall issue any Options or Convertible Securities, or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided, that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share determined pursuant to Section 5.4(e) of such Additional Shares of Common Stock would be less than the Series B Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided, further, that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                (1) no further adjustment in the Series B Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                (2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Series B Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such options or the right of conversion or exchange under such Convertible Securities.

                (3) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Series B Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:

                (A) In the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the


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consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange; and

                (B) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation determined pursuant to Section 5.4(f) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                (4) no recomputation pursuant to the preceding clauses (2) and
(3) shall have the effect of increasing the Series B Conversion Price to an amount that exceeds the lower of (i) the applicable Series B Conversion Price on the original adjustment date, or (ii) the Series B Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such recomputation date;

                (5) in the case of any Options which expire by their terms not more than thirty (30) days after the date of issue thereof, no adjustment of the Series B Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause (3) above; and

                (6) if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Series B Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Series B Conversion Price shall be adjusted pursuant to this Section 5.4(c) as of the actual date of their issuance.

                (d) Stock Dividends, Stock Distributions and Subdivisions. In the event the Corporation at any time or from time to time after the Original Issue Date shall declare or pay any dividend or make any other distribution on the Common Stock payable in Common Stock, or effect a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock), then and in any such event, Additional Shares of Common Stock shall be deemed to have been issued:

                (1) in the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend or distribution, or

                (2) in the case of any such subdivision, at the close of business on the date immediately prior to the date upon which such corporate action becomes effective.

      If such record date shall have been fixed and such dividend shall not have been fully paid on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this Section 5.4(d) as of the time of actual payment of such dividend.


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                (e) Adjustment of Conversion Price Upon Certain Events. If the
Corporation shall issue Additional Shares of Common Stock, including Additional Shares of Common Stock deemed to be issued pursuant to Section 5.4(c) hereof, but excluding Additional Shares of Common Stock issued pursuant to Section 5.4(d), which event is dealt with in Section 5.4(g), without consideration or for a consideration per share less than the Series B Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, such Series B Conversion Price shall be reduced, concurrently with such issue in order to increase the number of shares of Common Stock into which the Series B Preferred is convertible, to a price (calculated to the nearest cent) determined by multiplying such Series B Conversion Price by a fraction (x) the numerator of which shall be (A) the number of shares of Common Stock outstanding immediately prior to such issue (including shares of Common Stock issuable upon conversion of any outstanding Options or Convertible Securities), plus (B) the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common stock so issued would purchase at such Conversion Price, and (y) the denominator of which shall be (A) the number of shares of Common Stock outstanding immediately prior to such issue (including shares of Common Stock issuable upon conversion of any outstanding Options or Convertible Securities), plus (B) the number of such Additional Shares of Common Stock so issued, provided that the Series B Conversion Price shall not be so reduced at such time if the amount of such reduction would be an amount less than $0.05, but any such amount shall be carried forward and reduction with respect thereto made at the time of and together with any subsequent reduction which, together with such amount and any other amounts so carried forward, shall aggregate $0.05 or more.

                (f) Determination of Consideration. For purposes of this Section 5.4, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                (1) Cash and Property: Such consideration shall:

                (A) insofar as it consists of cash, be computed at the aggregate of cash received by the Corporation, excluding amounts paid or payable for accrued interest or accrued dividends;

                (B) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                (C) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors.

                (2) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 5.4(c), relating to Options and Convertible Securities, shall be determined by dividing:


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                  (A) the total amount, if any, received or receivable by the
Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration until such subsequent adjustment occurs) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                  (B) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number until such subsequent adjustment occurs) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                  (g) Adjustment for Stock Splits, Stock Dividends, Subdivisions, Combinations or Consolidation of Common Stock. In the event the outstanding shares of Common Stock shall be split, subdivided, combined or consolidated, by reclassification or otherwise, into a greater or lesser number of shares of Common Stock, and in the event that the Corporation shall issue shares of Common Stock by way of a stock dividend or other distribution to the holders of Common Stock, the Series B Conversion Price in effect immediately prior to such split, subdivision, stock dividend, combination or consolidation shall, concurrently with the effectiveness of such split, subdivision, stock dividend, combination or consolidation, be increased or decreased proportionately.

            5.5 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series B Conversion Price pursuant to this
Section 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series B Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series B Preferred, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the Series B Conversion Price then in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property that then would be received upon the conversion of Series B Preferred.

            5.6 Notice of Record Date. In the event that there occurs any of the following events:

                  (a) the Corporation declares a dividend (or any other distribution) on its Common Stock payable in Common Stock or other securities of the Corporation;

                  (b) the Corporation subdivides or combines its outstanding shares of Common Stock;

                  (c) there occurs or is proposed to occur any reclassification of the Common Stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution thereon), or of any consolidation


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or merger of the Corporation into or with another corporation, or of the sale of all or substantially all of the assets of the Corporation;

                (d) the involuntary or voluntary liquidation, dissolution, or winding-up of the Corporation; or

                (e) a Conversion Event (as defined in Section 5.7);

then the Corporation shall cause to be filed at its principal office or at the office of the transfer agent of the Preferred Stock, and shall cause to be mailed to the holders of the Series B Preferred at their addresses as shown on the records of the Corporation or such transfer agent, at least fifteen days prior to the record date specified in (1) below or thirty days before the date specified in (2) below, a notice stating the following information:

                (1) the record date of such dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision, or combination are to be determined, or

                (2) the date on which such reclassification, consolidation, merger, sale, liquidation, dissolution, winding-up or Conversion Event is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, liquidation, dissolution, winding-up or Conversion Event.

            5.7 Right of Corporation to Convert Series B Preferred.

                (a) At any time after the date of issuance and at the option of the Corporation, upon fifteen (15) days prior written notice to the holders, all of the issued and outstanding shares of Series B Preferred shall be converted automatically, without the payment of any additional consideration therefor and without any action by any other person or entity, into shares of Common Stock at the then effective Series B Conversion Price, provided that (i) the Average Price Per Share, as defined below, of the Common Stock during the three year period commencing on the Original Issue Date and ending on the third anniversary of the Original Issue Date shall have been equal to or greater than $7.00, or
(ii) the Average Price Per Share at any time following the third anniversary of the Original Issue Date shall have been equal to or greater than $9.00 (in each case, a "Conversion Event"). The "Average Price Per Share" shall mean the quotient derived by calculating a fraction (y) the numerator of which is the sum of the closing prices of the Common Stock as provided on the NASDAQ Stock Market, Inc. (or, if the Common Stock is then traded on any other exchange, the closing prices on such other exchange) during any period of thirty (30) consecutive trading days, and (z) the denominator of which is thirty (30).

                        Notwithstanding the foregoing, with respect to the condition regarding the $7.00 minimum stock price set forth in subsection (a)(i) of Section 5.7 hereof (the "Minimum Price Condition"), a Conversion Event shall be deemed not to have occurred unless a person reasonably satisfactory to the Purchaser, as defined in that certain Series B Convertible Preferred Stock Purchase Agreement, dated October 9, 1997, has been employed by the Company


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
as its President (the "Employment Condition"). Therefore, if the Employment Condition has been satisfied at the time that the Minimum Price Condition is satisfied, then the Conversion Event shall be deemed to have occurred on the date that such Minimum Price Condition is satisfied; if the Employment Condition has not been satisfied at the time that the Minimum Price Condition is satisfied, then the Conversion Event shall be deemed to have been postponed until the date that the Employment Condition is satisfied.

                (b) On or after the date of occurrence of an Conversion Event, and in any event within twenty (20) days after receipt of notice, by mail, postage prepaid from the Corporation of the occurrence of such event, each holder of record of shares of Series B Preferred being converted shall surrender such holder's certificates evidencing such shares at the principal office of the Corporation or at such other place as the Corporation shall designate, and shall thereupon be entitled to receive certificates evidencing the number of shares of Common Stock into which such shares of Series B Preferred are automatically converted and cash as provided in Section 5.2 in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion. On the date of the occurrence of a Conversion Event, each holder of record of shares of Series B Preferred shall be deemed to be the holder of record of the Common Stock issuable upon such conversion and all shares of Series B Preferred shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices, to vote and to accrual of dividends shall immediately cease and terminate at the close of business on the Conversion Date (except only the right of the holders thereof to receive shares of Common Stock in exchange therefor), notwithstanding that the certificates representing such shares of Series B Preferred shall not have been surrendered at the office of the Corporation, that notice from the Corporation shall not have been received by any holder of record of shares of Series B Preferred, or that the certificates evidencing such shares of Common Stock shall not then be actually delivered to such holder.

                (c) All certificates evidencing shares of Series B Preferred that are required to be surrendered for automatic conversion in accordance with the provisions hereof, from and after the date such certificates are so required to be surrendered shall be deemed to have been retired and canceled and the shares of Series B Preferred represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. The Corporation from time to time thereafter shall take appropriate action to reduce the authorized Preferred Stock accordingly.

            5.8 Reorganization, Reclassification, Recapitalization, Consolidation, Merger or Sale. If any capital reorganization, reclassification or recapitalization of the capital stock of the Corporation, or consolidation or merger of the Corporation, or sales of all or substantially all of its assets to another entity, shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities, cash or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, recapitalization, consolidation, sale or merger, lawful and adequate provisions shall be made whereby each holder of Series B Preferred shall thereupon have the right and option to receive, upon the basis and upon the terms and conditions specified herein and in lieu of conversion of the Series B Preferred into Common Stock, such shares of stock, securities, cash or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of Common Stock equal to the number of shares of Common Stock as would have been received upon conversion of the Series B Preferred at the Series B Conversion Price then in effect immediately before such reorganization, reclassification, recapitalization, consolidation, sale or merger, and in any such case appropriate provisions shall be made with respect to the rights and interests of the holders to the end that the provisions hereof (including without limitation provisions for adjustments of the applicable Series B Conversion Price) shall thereafter be applicable, as nearly as may be practicable, in relation to any shares of stock or securities delivered to holders in connection with such reorganization, reclassification, recapitalization, consolidation, sale or merger. Prior to the consummation of any consolidation or merger or sale of assets of the Corporation, the successor corporation resulting from such consolidation or merger, or the purchaser of such assets, shall agree in writing to be bound by the provisions hereof.

      6. Reacquired Shares. Any shares of Series B Preferred converted, redeemed, purchased, or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof, and shall not be reissued and the Corporation from time to time shall take such action as may be necessary to reduce the authorized Series B Preferred accordingly.

      IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by and attested by its duly authorized officers this 24th day of November, 1997.

                                          SIGHT RESOURCE CORPORATION


                                              /s/ William G. McLendon
                                          By:________________________________
                                             William G. McLendon
                                             President

      ATTEST:

       Alan B. MacDonald
      ________________________________
      Secretary


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